As Filed with the Securities and Exchange Commission on September 27, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DECKERS OUTDOOR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	95-3015862
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
250 Coromar Drive, Goleta, California 93117

(Address of principal executive offices) (Zip code)

2024 Employee Stock Purchase Plan
2024 Stock Incentive Plan
(Full title of the plan)

Thomas Garcia
Chief Administrative Officer
Deckers Outdoor Corporation
250 Coromar Drive
Goleta, CA 93117
805 967-7611
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Ryan C. Wilkins, Esq.
Stradling Yocca Carlson & Rauth LLP
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
(949) 725-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelarated filer	☒	Accelerated filer	☐
Non-accerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this "Registration Statement") is being filed by Deckers Outdoor Corporation, a Delaware corporation (the "Registrant"), to register (i) 6,000,000 shares of the Registrant's common stock, par value $0.01 per share (the "Common Stock"), to be issued under the 2024 Employee Stock Purchase Plan (the "2024 ESPP"), and (ii) 8,300,000 shares of the Common Stock to be issued under the 2024 Stock Incentive Plan that was duly adopted and approved by the Registrant’s stockholders on September 9, 2024 (the “2024 SIP”, and together with the 2024 ESPP, the “Plans”), representing (i) 7,800,000 shares of Common Stock initially authorized for issuance under the 2024 SIP, plus (ii) 500,000 additional shares of Common Stock, reflecting an estimate of the number of shares subject to awards previously granted under the Registrant’s 2015 Stock Incentive Plan (the “2015 SIP”) that were outstanding on September 9, 2024 and that are expected to be (1) forfeited or otherwise terminate without shares being issued, (2) tendered by holders or withheld by the Registrant to pay the exercise price of an award, or (3) withheld to satisfy tax withholding obligations in connection with the exercise or vesting of any such awards.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference herein, and shall be deemed to be a part of, this Registration Statement:

•the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024 filed with the Commission on May 24, 2024 (including information specifically incorporated therein by reference from the Definitive Proxy Statement on Schedule 14A relating to the 2024 Annual Meeting of Stockholders, filed on July 13, 2024) (the “Annual Report”);

•the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024 filed with the Commission on August 1, 2024;

•the Registrant’s Current Reports on Form 8-K filed with the Commission on July 12, 2024 and September 13, 2024 (only those portions deemed filed and not furnished); and

•The description of the Registrant’s capital stock contained in Exhibit 4.1 to the Annual Report, as well as any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing such documents; except as to any portion of any future annual, quarterly or current report or other document, or any portion thereof, that is deemed furnished and not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not required to be filed with this Registration Statement.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, or obtained an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation (the “Charter”) provides that, to the fullest extent permitted by the DGCL, no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

The Registrant’s Charter and Amended and Restated Bylaws (the “Bylaws”) provide that it must indemnify the Registrant’s directors and officers to the fullest extent authorized by the DGCL, and also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under the DGCL or otherwise.

The foregoing is only a summary of certain aspects of the DGCL, and of the Charter and Bylaws, relating to the indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the DGCL referenced above, as well as to the Charter and Bylaws, copies of which have been filed with the Commission by the Registrant.

As permitted by the DGCL, the Registrant has entered into indemnification agreements with each of its directors, officers and certain other management personnel. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Registrant provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description	Registrant's Form	Date Filed with Commission	Exhibit Number
4.1†	2024 Employee Stock Purchase Plan	8-K	September 13, 2024	10.1
4.2†	2024 Stock Incentive Plan	8-K	September 13, 2024	10.2
5.1*	Opinion of Stradling Yocca Carlson & Rauth LLP
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Stradling Yocca Carlson & Rauth LLP (included in Exhibit 5.1 hereto)
24.1*	Power of Attorney (included on signature page hereto)
107*	Filing Fee Table
____________________

†	Filed as an exhibit to the referenced form and incorporated by reference herein.
*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in Exhibit 107 (Filing Fee Table) to the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Goleta, California, on September 27, 2024.

Deckers Outdoor Corporation
/s/ Steven J. Fasching
Steven J. Fasching, Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Steven J. Fasching and Thomas Garcia, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Stefano Caroti	Chief Executive Officer, President and Director (Principal Executive Officer)	September 26, 2024
Stefano Caroti
/s/ Steven J. Fasching	Chief Financial Officer (Principal Financial and Accounting Officer)	September 26, 2024
Steven J. Fasching
/s/ Michael F. Devine, III	Chair of the Board	September 26, 2024
Michael F. Devine, III
/s/ David A. Burwick	Director	September 26, 2024
David A. Burwick
/s/ Nelson C. Chan	Director	September 26, 2024
Nelson C. Chan
/s/ Cynthia (Cindy) L. Davis	Director	September 26, 2024
Cynthia (Cindy) L. Davis
/s/ Juan R. Figuereo	Director	September 26, 2024
Juan R. Figuereo
/s/ Maha S. Ibrahim	Director	September 26, 2024
Maha S. Ibrahim
/s/ Victor Luis	Director	September 26, 2024
Victor Luis
/s/ Dave Powers	Director	September 26, 2024
Dave Powers
/s/Lauri M. Shanahan	Director	September 26, 2024
Lauri M. Shanahan
/s/ Bonita C. Stewart	Director	September 26, 2024
Bonita C. Stewart